FOR IMMEDIATE RELEASE	Exhibit 99.1
Genesis HealthCare Contact:
Lori Mayer
Investor Relations
610-925-2000
GENESIS HEALTHCARE CORPORATION REPORTS
FIRST QUARTER 2007 RESULTS
•	Earnings Exceed Expectations Due to Strong Performance in Inpatient and Rehab Businesses

•	Quality Mix Improves Significantly

•	Strong Operating Cash Flow of $42.5 Million
KENNETT SQUARE, PA — (February 8, 2007) – Genesis HealthCare Corporation (GHC) (NASDAQ: GHCI) today announced income from continuing operations of $10.6 million, or $0.54 per diluted share, and net income of $10.7 million, or $0.54 per diluted share, for the quarter ended December 31, 2006, compared with income from continuing operations of $11.3 million, or $0.57 per diluted share, and net income of $11.4 million, or $0.58 per diluted share, in the comparable period in the prior year.
“Our performance this quarter was strong,” stated George V. Hager, Jr., Chairman and Chief Executive Officer. “Earnings exceeded our expectations as momentum in our core business continues through operational improvements supported by new system enhancements implemented throughout the past year and enhanced clinical capabilities as a consequence of our facility renovation program, supplemented by $0.01 per share related to acquisitions completed in the quarter. Adjusted earnings from continuing operations were $0.66 per diluted share for the quarter. GAAP income from continuing operations of $0.54 per diluted share in the quarter were negatively impacted by $0.09 per diluted share of transaction related costs, $0.02 per diluted share for debt extinguishment costs and $0.01 per diluted share for an increase in our effective tax rate.”
“I am pleased that we have succeeded in simultaneously growing quality mix and occupancy,” continued Hager. “We are excited to see that our facility modernization efforts and the delivery of specialty services are beginning to gain traction as these efforts will continue throughout the remainder of the year. Also importantly, as we grow we have remained focused on expense control and routine costs which were well managed during the quarter. Finally, I am pleased that our efforts to improve the profitability of our Rehabilitation Services business have been highly successful as our new management team, integrated systems and an improved approach to customer relationship management have all led to business growth and improved operations.”
Revenue for the quarter ended December 31, 2006 grew 9.2% to $477.0 million compared to revenue of $437.0 million in the comparable period in the prior year. Approximately $9.0 million of the increase in revenue was related to acquisitions and newly consolidated joint ventures. Adjusted for these items, revenues grew 7.1%.
EBITDA for the quarter ended December 31, 2006 totaled $42.5 million compared to $40.4 million in the comparable period in the prior year. EBITDA for the quarter ended December 31, 2006 was positively impacted by $2.1 million related to acquisitions and newly consolidated joint ventures, and negatively impacted by $2.8 million of transaction costs and $0.8 million of debt extinguishment costs (See attached reconciliation on page 6).
The following table provides a reconciliation of the current quarter GAAP earnings per share to Non-GAAP earnings per share.

Three months
ended
December 31, 2006

Diluted EPS from continuing operations — GAAP	$0.54
Adjust for:
Debt extinguishment costs	0.02
Transaction costs on proposed Merger	0.09
Effective tax rate adjusted to 40%	0.01

Diluted EPS from continuing operations — Non GAAP	$0.66

Inpatient Services

Inpatient services net revenue grew 8.7% to $427.4 million in the quarter ended December 31, 2006 from $393.2 million in the prior year quarter. Acquisitions and newly consolidated joint ventures generated $9.0 million of the revenue growth, with the remainder attributed to a 140 basis point improvement in quality days mix, a 20 basis point improvement in occupancy and an increase in rates. Medicare rates in the quarter ended December 31, 2006 grew 6.4% to approximately $417 per patient day from the prior year quarter as a result of the October 1, 2006 inflationary increase, the positive impact of RUGs refinement as well as higher Medicare patient acuity. Medicaid rates in the quarter ended December 31, 2006 grew 5.4% to approximately $192 per patient day from the prior year quarter due to an increase in state Medicaid rates, provider assessments as well as higher patient acuity. GHC’s occupancy grew to 91.7% compared to 91.5% in the prior year quarter.
Inpatient services EBITDA grew 16.7% to $61.4 million in the quarter ended December 31, 2006 from $52.6 million in the comparable period in the prior year. Excluding the acquisitions and the newly consolidated facilities, EBITDA grew 12.7% over the comparable period in the prior year. In addition to the revenue increases previously discussed, EBITDA growth was driven by cost control, effective labor management and operating efficiencies.
Rehabilitation Services

Rehabilitation services revenues grew 16.6% to $67.8 million in the quarter ended December 31, 2006 from $58.1 million in the prior year quarter. Revenues benefited from new business, higher pricing and higher patient acuity in the inpatient business.
Rehabilitation services EBITDA grew 19.4% to $5.6 million in the quarter ended December 31, 2006 from $4.7 million in the prior year quarter. In addition to the revenue increases, Rehabilitation EBITDA improved due to therapist and operational efficiencies gained through newly implemented systems.
Balance Sheet and Cash Flow

GHC ended the quarter with $471.7 million of debt and $66.3 million of cash. Included within these balances is $44.1 million of non-recourse debt and $9.1 million in cash related to consolidated variable interest entities and other partnerships. GHC’s operating cash flow for the quarter was strong at $42.5 million. Capital expenditures in the quarter ended December 31, 2006 totaled $27.1 million.
Acquisitions and Newly Consolidated Joint Ventures

On June 1, 2006, GHC purchased its joint ventures partners’ interests in three skilled nursing facilities located in West Virginia having a combined 208 beds.
On November 1, 2006 GHC completed the acquisition of a skilled nursing facility in Maryland with 115 beds, and on December 1, 2006 acquired two additional skilled nursing facilities and four assisted living facilities with a combined complement of 405 beds in West Virginia.
Finally, on January 1, 2007, following quarter-end, GHC completed a lease and purchase option agreement for 11 facilities in Maine with 748 skilled nursing and 220 residential care beds. Under the agreement, GHC will lease the facilities for 25 years with an annual lease payment of approximately $5 million. Additionally, GHC paid approximately $15 million in cash in exchange for tangible operating assets and a $53 million fixed price purchase option exercisable in 2026. The transaction is accounted for as a capital lease.
Effective October 1, 2006, GHC began consolidating two partnerships in accordance with EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” One of the partnerships is a jointly owned and managed skilled nursing facility having 112 beds. The second partnership owns the real estate of a skilled nursing facility that is leased to GHC.
Reimbursement Update

Effective October 1, 2006, CMS implemented a 3.1% market basket increase, however after considering revisions to the geographic wage index factors, the increase was only 2.7% to GHC.
Effective January 1, 2007, the Medicare Part B Therapy Cap exceptions process was renewed for one year. Also effective January 1, 2007, Part B physician fee schedules were adjusted resulting in a reduction in the payment rates for nursing home physician and therapy services. These rate changes are expected to reduce GHC’s annual revenue, EBITDA and pre-tax income by approximately $5.0 million, principally in GHC’s rehabilitation services segment.
Income Taxes

GHC’s effective tax rate of 40.8% in the current quarter was adversely impacted by certain nondeductible transaction costs of the proposed merger and favorably impacted by the retroactive restoration of certain jobs-related tax credits for post-2005 new hires. Without these items, GHC’s effective tax rate would have been approximately 40.4%.
No Earnings Conference Call or Webcast, Discontinuing Earnings Guidance

Finally, on January 15, 2007, Genesis HealthCare entered into an agreement and plan of merger with affiliates of Formation Capital, LLC and JER Partners for $63 per share. In light of the pending merger, Genesis HealthCare will not host an earnings conference call or webcast, and is discontinuing fiscal 2007 earnings guidance.

About Genesis HealthCare Corporation

Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation’s largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.
Visit our website at www.genesishcc.com.
Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “target,” “appears” and similar expressions. Such forward- looking statements include, without limitation, closure/timing of transactions including the agreement and plan of merger, expected reimbursement rates, our net operating loss carryforwards, our effective tax rate, agency labor utilization, wage rates, debt repayments, share repurchases, provider tax assessments, changes in state Medicaid rates, our plans to improve the operating performance of our Rehabilitation services segment and progress to date, the extent and effectiveness of our facilities renovation program, our expected income from continuing operations, earnings per diluted share, EBITDA and capital expenditures for fiscal 2007. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates methods and timing/method of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; community-based care trends, capitation or other risk sharing reimbursement trends, efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; competition in our business; the capital intensive nature of our inpatient services segment and the need for extensive capital expenditures in order to improve our physical infrastructure; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for and availability of qualified staff in the healthcare industry and risks of potential strikes; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; our ability to fulfill debt obligations; our covenants which limit our discretion in the operation of our business; an economic downturn or changes in the laws affecting our business in those markets in which we operate; the impact of new accounting pronouncements; the impact of implementing new information systems; the impact of acquisitions; the impact to our ongoing business caused by the diversion of management’s attention prior to the completion of the merger; when and if the proposed merger will be completed; financial and other implications if the proposed merger is terminated; and other matters beyond our control.
The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.
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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended
	December 31, 2006	December 31, 2005

Net revenues	$477,038	$436,982
Operating expenses:
Salaries, wages and benefits	287,789	268,771
Other operating expenses	140,267	124,277
Loss on early extinguishment of debt	766	—
Transaction costs of proposed Merger	2,789	—
Lease expense	5,464	5,466
Depreciation and amortization expense	17,641	14,789
Interest expense	6,709	6,498
Investment income	(2,564)	(1,939)

Income before income tax expense, equity in net income of unconsolidated affiliates and minority interests	18,177	19,120
Income tax expense	7,314	7,837

Income before equity in net income of unconsolidated affiliates and minority interests	10,863	11,283
Equity in net income of unconsolidated affiliates	236	534
Minority interests	(489)	(495)

Income from continuing operations	10,610	11,322
Income from discontinued operations, net of taxes	112	115

Net income	$10,722	$11,437

Per common share data:
Basic:
Income from continuing operations	$0.55	$0.58
Income from discontinued operations	0.01	0.01
Net income	$0.55	$0.59
Weighted average shares	19,449,706	19,462,199

Diluted:
Income from continuing operations	$0.54	$0.57
Income from discontinued operations	0.01	0.01
Net income	$0.54	$0.58
Weighted average shares	19,745,423	19,739,352

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(IN THOUSANDS)

	Three months ended
	December 31, 2006	December 31, 2005

Net income	$10,722	$11,437
Add back:
Income from discontinued operations, net of taxes	(112)	(115)
Equity in net income of unconsolidated affiliates	(236)	(534)
Minority interests	489	495
Income tax expense	7,314	7,837
Interest expense	6,709	6,498
Depreciation and amortization expense	17,641	14,789

EBITDA	$42,527	$40,407

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	December 31, 2006	September 30, 2006

Assets:
Current assets:
Cash and equivalents	$66,270	$74,819
Current portion of restricted cash and investments in marketable securities	32,403	35,160
Accounts receivable, net	244,515	226,689
Prepaid expenses and other current assets	46,779	48,583
Deferred income taxes	41,953	45,206

Total current assets	431,920	430,457

Property and equipment, net	931,992	873,164
Restricted cash and investments in marketable securities	65,820	64,819
Deferred income taxes	7,107	5,830
Other long-term assets	100,845	98,260

Total assets	$1,537,684	$1,472,530

Liabilities and Shareholders’ Equity:
Current liabilities:
Current installments of long-term debt	$14,178	$4,829
Accounts payable and accrued expenses	178,705	162,978
Current portion of self-insurance liability reserves	38,079	40,455

Total current liabilities	230,962	208,262

Long-term debt	457,538	440,005
Self-insurance liability reserves	73,409	70,682
Other long-term liabilities	61,506	53,107
Commitments and contingencies
Total shareholders’ equity	714,269	700,474

Total liabilities and shareholders’ equity	$1,537,684	$1,472,530

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(IN THOUSANDS)

	Three months ended
	December 31, 2006	December 31, 2005

Cash flows from operating activities:
Net income	$10,722	$11,437
Net charges included in operations not requiring funds	37,689	26,040
Changes in assets and liabilities:
Accounts receivable	(21,479)	(20,247)
Accounts payable and other accrued expenses	17,409	2,041
Other, net	(1,853)	305

Total adjustments	31,766	8,139

Net cash provided by operating activities	42,488	19,576

Cash flows from investing activities:
Capital expenditures	(27,095)	(32,041)
Net proceeds on maturity or sale of restricted marketable securities	8,801	4,510
Net change in restricted cash and equivalents	(7,109)	(598)
Purchase of eldercare centers	(49,619)	(5,023)
Consolidation of partnerships	2,324	—
Other, net	(643)	6,285

Net cash used in investing activities	(73,341)	(26,867)

Cash flows from financing activities:
Net borrowings under revolving credit facility	33,000	—
Repayment of long-term debt	(10,510)	(1,475)
Debt prepayment premium	(383)	—
Purchase of common stock for treasury	—	(10,691)
Proceeds from exercise of stock options	88	269
Other, net	109	78

Net cash provided by (used in) financing activities	22,304	(11,819)

Net decrease in cash and equivalents	$(8,549)	$(19,110)
Cash and equivalents:
Beginning of period	74,819	107,350

End of period	$66,270	$88,240

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three months ended
Segment Data (dollars in thousands)	December 31, 2006	December 31, 2005

Inpatient services
Revenue	$427,373	$393,159
EBITDA — $	61,411	52,618
EBITDA — %	14.4%	13.4%
EBITDA — $ per patient day	$34.18	$30.07
Rehabilitation therapy services (including intersegment amounts)
Revenue	$67,775	$58,145
EBITDA — $	5,597	4,686
EBITDA — %	8.3%	8.1%

	Three months ended
Selected Operating Statistics(Inpatient services segment)	December 31, 2006	December 31, 2005

Occupancy — Licensed Beds	91.7%	91.5%

Patient Days:

Private and other	378,173	356,708
Medicare	284,296	264,182
Medicaid	1,134,256	1,129,132

Total Days	1,796,725	1,750,022

Per Diems:
Private and other	$219.83	$211.43
Medicare	416.95	391.79
Medicaid (Pro Forma)(1)	192.46	182.54

Revenue quality mix (non-Medicaid)(1)	49.0%	47.6%

Nursing labor costs per patient day:
Employed labor	$86.73	$84.75
Agency labor	2.11	2.21

Total	$88.84	$86.96

	Inpatient Licensed	Inpatient Facility
At December 31, 2006:	Beds	Count

Owned
— Skilled Nursing	15,669	126
— Assisted Living	996	11

Total Owned	16,665	137
Leased
— Skilled Nursing	3,663	25
— Assisted Living	557	6

Total Leased	4,220	31

Total Owned and Leased (Consolidated)	20,885	168

Jointly Owned
— Skilled Nursing	745	4
— Assisted Living	586	5
Managed
— Skilled Nursing	2,767	21
— Assisted Living	611	4
— Transitional Care Units	206	8

Total Jointly Owned and Managed— (Unconsolidated)	4,915	42

(1)	-	Medicaid per diems and quality revenue mix are presented on a pro forma basis to reflect retroactive provider assessments and other reimbursement settlements in the period they relate to.